Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "WORLD HEALTH ENERGY HOLDINGS, INC.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF SEPTEMBER, A.D. 2021, AT 5:08 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

2091642 8100
SR# 20213380918

Authentication: 204315946
Date: 10-04-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:08 PM 09/29/2021
FILED 05:08 PM 09/29/2021
SR 20213380918 - File Number 2091642

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the GeneralCorporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of WORLD HEALTH ENERGY HOLDINGS, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable following which the stockholders of said corporation approved such resolutions.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article IV" is hereby amended to read as follows

The Company is hereby authorized to issue 750,000,000,000 shares of common stock par value $0.00001 per share and 10,000,000 shares of preferred stock, par value $0.00001 per share.

SECOND: That said amendment was duly adopted in accordance with theprovisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28th day of September 2021.

By:

Name: Giora Rozensweig

Title: CEO